EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2016 Second Quarter Financial Results

•	Second quarter consolidated net sales increased 2.8% to a record $3.22 billion in the quarter and increased 3.8% to $5.79 billion in six months; Net sales from stores open more than twelve calendar months increased 5.2% in the quarter and increased 7.0% in six months

•	Diluted net income per common share increased 7.8% to a record $3.99 per share in the quarter, including a $.16 per share charge for acquisition costs partially offset by a $.09 EPS increase from a reduction in the income tax provision

•	Anticipates 3Q16 sales increase of low to mid single digit percentage and EPS in the range of $4.10 to $4.30, including an approximately $.10 per share net charge for acquisition costs partially offset by a reduction in the income tax provision

•	Raising FY16 EPS guidance to $11.65 to $11.85 per share, including an approximately $.85 per share net charge for acquisition costs partially offset by a reduction in the income tax provision vs. $11.16 per share in 2015

CLEVELAND, OHIO, July 21, 2016 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and six months ended June 30, 2016. Compared to the same periods in 2015, consolidated net sales increased $87.4 million, or 2.8%, to $3.22 billion in the quarter and increased $211.1 million or 3.8% to $5.79 billion in six months due primarily to higher paint sales volume in our Paint Stores Group. Unfavorable currency translation rate changes decreased consolidated net sales 1.5% in the quarter and decreased 2.0% in six months.

Diluted net income per common share in the quarter increased to $3.99 per share, including a $.16 per share charge from costs associated with the anticipated acquisition of Valspar partially offset by an increase of $.09 per share related to a reduction in the income tax provision, from $3.70 per share in 2015. Diluted net income per common share in six months increased to $5.76 per share, including a $.40 per share charge from costs associated with the anticipated acquisition of Valspar partially offset by an increase of $.28 per share related to a reduction in the income tax provision, from $5.07 per share in 2015. The reduction in the income tax provision for the quarter and six months resulted from the early adoption of a new accounting standard (ASU 2016-09). The standard is related to the accounting for excess tax benefits for share based payments that were previously recorded in other capital on the balance sheet and now will be recognized in the income tax provision on the income statement. The increase in second quarter and six months diluted net income per common share was due primarily to improved operating results of the Paint Stores and Global Finishes Groups. Currency translation rate changes decreased diluted net income per common share by $.02 per share in the quarter and $.08 in six months.

Net sales in the Paint Stores Group increased 6.2% to $2.11 billion in the quarter and increased 8.0% to $3.72 billion in six months due primarily to higher architectural paint sales volume across all end market segments. Net sales from stores open for more than twelve calendar months increased 5.2% in the quarter and increased 7.0% in six months over last year’s comparable period. Paint Stores Group segment profit increased $75.6 million to $509.0 million in the quarter from $433.4 million last year and increased $152.6 million to $762.5 million in six months from $610.0 million last year due primarily to higher paint sales volume. Segment profit as a percent to net sales increased in the quarter to 24.1% from 21.8% last year and increased in six months to 20.5% from 17.7% last year.

Net sales of the Consumer Group decreased 2.6% to $477.5 million in the quarter due primarily to the initial shipments of the HGTV Home® by Sherwin-Williams paint to Lowe’s stores in the second quarter last year. Net sales increased 1.6% to $855.6 million in six months due primarily to higher volume sales to most of the Group’s retail customers. Segment profit decreased to $108.3 million in the quarter from $114.2 million last year due to lower sales and increased S,G&A spending partially offset by improved operating efficiencies. Segment profit increased to $172.3 million in six months from $169.7 million due primarily to improved operating efficiencies and higher volume sales. As a percent to net external sales, segment profit decreased in the quarter to 22.7% from 23.3% last year and decreased in six months to 20.1% from 20.2% last year.

The Global Finishes Group’s net sales stated in U.S. dollars decreased 1.3% to $499.2 million in the quarter and decreased 2.3% to $953.3 million in six months. Unfavorable currency translation rate changes decreased net sales by 2.6% in the quarter and decreased net sales by 3.6% in six months. Stated in U.S. dollars, segment profit increased in the quarter to $65.2 million from $57.3 million last year and increased in six months to $113.8 million from $96.2 million last year due primarily to decreasing raw material costs and good cost control partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased segment profit $1.5 million in the quarter and decreased segment profit $4.5 million in six months. As a percent to net external sales, segment profit increased in the quarter to 13.1% from 11.3% last year and increased in six months to 11.9% from 9.9% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 11.2% to $133.3 million in the quarter and decreased 18.3% to $258.5 million in six months due primarily to unfavorable currency translation rate changes and volume declines partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 16.4% in the quarter and 19.4% in six months. Stated in U.S. dollars, segment profit decreased in the quarter to a loss of $9.6 million from a profit of $4.0 million last year and decreased in six months to a loss of $10.6 million from a profit of $13.5 million last year due primarily to increasing raw material costs and unfavorable currency translation rate changes partially offset by selling price increases. Unfavorable currency translation rate changes decreased segment profit $1.3 million in the quarter and $7.4 million in six months. As a percent to net external sales, segment profit decreased in the quarter to a loss of 7.2% from 2.7% profit last year and decreased in six months to a loss of 4.1% from 4.3% profit last year.

The Company made no open market purchases of its common stock in the six months ended June 30, 2016. At June 30, 2016, the Company had cash on hand of $402.7 million that will be utilized to fund the Valspar acquisition.

Commenting on the financial results, John G. Morikis, President and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share from the continued positive sales volume and strong operating results of our Paint Stores Group and operating margin improvements in our Global Finishes Group. Our Paint Stores Group posted another quarter of positive operating results and architectural volume growth. Consumer Group continues to invest in customer programs to increase sales and improved its six month operating results through improved operating efficiencies. Our Global Finishes Group improved its operating results through improved operating efficiencies and good cost control. The Latin America Coatings Group continues to manage through the negative effects of currency devaluation and weak end market demand in some geographies.

“We continued to invest in our business by opening 31 net new locations in the Paint Stores Group in the first six months. During the quarter, we increased the dividend rate to $.84 from $.67 last year. Our balance sheet remains flexible and is positioned well for future acquisitions and other investments in our business.

“For the third quarter, we anticipate our consolidated net sales will increase a low to mid single digit percentage compared to last year’s third quarter. At that anticipated sales level, we estimate diluted net income per common share in the third quarter of 2016 to be in the range of $4.10 to $4.30 per share, compared to $3.97 per share earned in the third quarter of 2015. Third quarter 2016 earnings per share includes costs related to the anticipated acquisition of Valspar totaling approximately $.20 per share and an increase in EPS of approximately $.10 per share related to the decrease in the income tax provision. For the full year 2016, we expect consolidated net sales to increase by a low single digit percentage compared to full year 2015. With annual sales at that level, we are raising our guidance for full year 2016 diluted net income per common share to be in the range of $11.65 to $11.85 per share, compared to $11.16 per share earned in 2015. Full year 2016 earnings per share includes costs related to the anticipated acquisition of Valspar totaling approximately $1.30 per share and an increase in EPS of approximately $.45 per share related to the decrease in the income tax provision.”

The Company will conduct a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2016, at 11:00 a.m. EDT on Thursday, July 21, 2016. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 21st release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until August 10, 2016 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per common share excluding the Valspar acquisition costs and the reduction in income tax provision related to the adoption of a new accounting standard. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following table reconciles diluted net income per common share computed in accordance with U.S. GAAP to diluted net income per common share excluding the Valspar acquisition costs and the reduction in income tax provision related to the adoption of a new accounting standard for the quarter and six months ended June 30, 2016, and anticipated diluted net income per common share computed in accordance with U.S. GAAP to anticipated diluted net income per common share excluding the Valspar acquisition costs and the reduction in income tax provision related to the adoption of a new accounting standard for the quarter and year ended September 30, 2016 and December 31, 2016, respectively.

	Three	Six
	Months	Months	Three Months Ended		Year Ended
	Ended	Ended	September 30, 2016		December 31, 2016
	June 30,	June 30,	(guidance)		(guidance)
	2016	2016	Low	High	Low	High
Consolidated diluted net income per common share	$3.99	$5.76	$4.10	$4.30	$11.65	$11.85

Valspar acquisition costs diluted net charge per common share	$.16	$.40	$.20	$.20	$1.30	$1.30

Reduction in income tax provision net income per common share related to the adoption of new accounting standard	$(.09)	$(.28)	$(.10)	$(.10)	$(.45)	$(.45)

Diluted net income per common share excluding Valspar acquisition costs & reduction in income tax provision	$4.06	$5.88	$4.20	$4.40	$12.50	$12.70

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to complete the planned acquisition of The Valspar Corporation, or Valspar, if at all, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of cost synergies and the timing thereof for the planned acquisition of Valspar; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Thousands of dollars, except per share data	2016	2015	2016	2015
Net sales	$3,219,525	$3,132,139	$5,793,549	$5,582,423
Cost of goods sold	1,583,732	1,602,153	2,896,011	2,919,988
Gross profit	1,635,793	1,529,986	2,897,538	2,662,435
Percent to net sales	50.8%	48.8%	50.0%	47.7%
Selling, general and administrative expenses	1,053,972	999,224	2,056,327	1,928,421
Percent to net sales	32.7%	31.9%	35.5%	34.5%
Other general expense - net	2,733	9,971	20,287	8,298
Interest expense	40,878	12,885	66,610	25,236
Interest and net investment income	(952)	(553)	(1,439)	(975)
Other (income) expense - net	(52)	677	174	432

Income before income taxes	539,214	507,782	755,579	701,023
Income taxes	161,150	157,845	212,639	219,682

Net income	$378,064	$349,937	$542,940	$481,341

Net income per common share:
Basic	$4.12	$3.79	$5.93	$5.20

Diluted	$3.99	$3.70	$5.76	$5.07

Average shares outstanding - basic	91,788,734	92,260,367	91,632,297	92,500,213

Average shares and equivalents outstanding - diluted	94,669,751	94,592,057	94,305,997	94,927,670

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the July 21st release.